EXHIBIT 4.2

EXECUTION VERSION

GSI GROUP INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) dated as of July 23, 2010 is by and between GSI Group Inc., a company continued under the laws of the Province of New Brunswick, Canada (the “Company”), and each of the holders of common shares of the Company (“Common Shares”) listed on Schedule A hereto (each, a “Common Shareholder” and, collectively, the “Common Shareholders”).

RECITALS

WHEREAS, the Company, GSI Group Corporation, a Michigan corporation (“GSI Corp”), and MES International, Inc., a Delaware corporation (“MES” and together with the Company and GSI Corp, the “Debtors”), jointly filed a Final Fourth Modified Joint Chapter 11 Plan of Reorganization (the “Plan”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on May 24, 2010, which was further supplemented on May 27, 2010;

WHEREAS, the Plan was confirmed by the Bankruptcy Court on May 27, 2010 and subsequently by the Court of Queens Bench of New Brunswick on July 14, 2010;

WHEREAS, pursuant to the Plan, the Company issued Common Shares to the Common Shareholders; and

WHEREAS, this Agreement was contemplated by the Plan and approved by the Bankruptcy Court, and the Company is thus required to provide to the Common Shareholders certain arrangements with respect to registration of the Registrable Securities (as hereinafter defined) under the Securities Act (as hereinafter defined).

TERMS AND CONDITIONS

In consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms have the meanings indicated below or in the referenced sections of this Agreement:

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Bankruptcy Court” has the meaning set forth in the Recitals hereof.

“Common Shareholder(s)” has the meaning set forth in the introductory paragraph hereof.

“Common Shares” has the meaning set forth in the introductory paragraph hereof.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Debtors” has the meaning set forth in the Recitals hereof.

“Demand Registration” has the meaning set forth in Section 2(a) hereof.

“Demand Registration Statement” has the meaning set forth in Section 2(a) hereof.

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Shares being registered is Common Shares issuable upon conversion of debt securities that are also being registered.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FINRA” shall mean Financial Industry Regulatory Authority.

“GSI Corp” has the meaning set forth in the introductory paragraph hereof.

“Holder” means any Common Shareholder and any Person to whom rights under this Agreement have been assigned in accordance with Section 13(b).

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

“MES” has the meaning set forth in the Recitals hereof.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company or partnership, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization or a government entity or any department, agency, or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 3(a) hereof.

“Piggyback Holder” has the meaning set forth in Section 3(a) hereof.

“Plan” has the meaning set forth in the Recitals hereof.

“Public Company Period” shall mean the period commencing on the Restatement Date and continuing until such date that the Company files a Form 15 with the SEC to deregister its Common Shares under Section 12(g) of the Exchange Act and to suspend its reporting obligations under Section 15(d) of the Exchange Act.

“Registrable Securities” shall mean (i) the Common Shares issued to the Common Shareholders under the Plan (including, without limitation, those Common Shares issued in connection with the Backstop Commitment Letter (as defined in the Plan)) and (ii) any Common Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) as a result of any share split, share dividend, recapitalization, distribution or similar event or otherwise with respect to, or in exchange for or in replacement of the shares referenced in clause (i) above; provided, that (A) such shares shall not be Registrable Securities if they are eligible for resale pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act, in each case without restriction or limitation, and without the need for registration under the Securities Act (for the avoidance of doubt such shares shall not cease to be Registrable Securities while they are held by an affiliate (as defined in Rule 144) of the Company or constitute “control” securities), (B) a Registrable Security ceases to be a Registrable Security when (i) it is registered under the Securities Act and applicable Canadian securities laws, if necessary, and disposed of in accordance with the registration statement covering it; (ii) it is sold or transferred in accordance with the requirements of Rule 144 (or similar provisions then in effect) promulgated by the SEC under the Securities Act (“Rule 144”) or (iii) it is transferred in a transaction in which the applicable rights under this agreement are not assigned pursuant to Section 13(b) hereof.

“Registration Expenses” has the meaning set forth in Section 6 hereof.

“Registration Period” has the meaning set forth in Section 2(g) hereof.

“Registration Statement” shall mean the registration statement contemplated by Section 2 and any additional registration statements contemplated by Section 3, including (in each case) the prospectus, amendments and supplements to such registration statement or prospectus, all exhibits attached thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Request” has the meaning set forth in Section 2(a).

“Requesting Holders” has the meaning set forth in Section 2(d) hereof.

“Required Holders of the Registration” means, with respect to a particular registration, one or more Holders of Registrable Securities holding a majority of the Registrable Securities to be included in such registration.

“Restatement Date” shall mean the day on which the Company files with the SEC under the Exchange Act (i) a Form 10-K for the fiscal year ended December 31, 2009, and (ii) any other current or periodic filings required by the Exchange Act or the SEC in order for the Company to become current with its reporting obligations under the Exchange Act.

“Rule 144” has the meaning set forth in the definition of “Registrable Securities” in Section 1 hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 6.

“Selling Holder Counsel” has the meaning set forth in Section 6 hereof.

“Withdrawn Demand Registration” shall have the meaning set forth in Section 2(a).

“Withdrawn Request” shall have the meaning set forth in Section 2(a).

Section 2. Demand Registration.

(a) Request for Registration.

(1) Subject to the provisions of Section 2(b), at any time during the Public Company Period, one or more Holders holding at least thirty percent (30%) of the Registrable Securities may demand that the Company register all or part of its Registrable Securities (a “Request”) under the Securities Act (a “Demand Registration”) on Form S-1 or Form S-3, if such form is available for use by the Company (or similar registration forms then in effect and available for use by the Company) promulgated by the SEC under the Securities Act; provided that the Registrable Securities to be covered by any such Form S-1 or Form S-3, as applicable, (i) the reasonably anticipated aggregate offering price to the public of all Registrable Securities for which registration has been requested by Holders shall be in excess of Five Million Dollars ($5,000,000), and (ii) the registration shall be effected on Form S-3 (or similar registration form) if such form is available for use by the Company. A Request made pursuant to this Section 2(a) must specify the number of Registrable Securities to be registered and the intended method of disposing of the Registrable Securities.

(2) As promptly as practicable, but no later than five (5) days after receipt of a Request, the Company shall give written notice of such Request to all other Holders of Registrable Securities.

(3) Subject to Section 2(e), the Company shall include in a Demand Registration (i) the Registrable Securities requested to be included in the Demand Registration by the Requesting Holders (as defined below) and (ii) the Registrable Securities requested to be included in the Demand Registration by any other Holder which shall have made a written request (which request shall specify the amount of Registrable Securities to be registered and the intended method of disposition thereof) to the Company for inclusion thereof in such registration within ten (10) days after the receipt of such written notice from the Company. In no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of the Required Holders of the Registration.

(4) The Company, as expeditiously as possible, shall cause to be filed with the SEC a Registration Statement providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by all such Holders (such Registration Statement, a “Demand Registration Statement”), to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of disposition thereof.

(5) A Request may be withdrawn prior to the filing of the Demand Registration Statement by the Required Holders of the Registration (a “Withdrawn Request”) and a Demand Registration Statement may be withdrawn prior to the effectiveness thereof by the Required Holders of the Registration (a “Withdrawn Demand Registration”) and such withdrawals shall be treated as a Demand Registration which shall have been effected pursuant to this Section 2(a), unless the Required Holders of the Registration of Registrable Securities to be included in such Registration Statement reimburse the Company for its reasonable out-of-pocket Registration Expenses relating to the preparation and filing of such Demand Registration Statement (to the extent actually incurred); provided; however, that if a Withdrawn Request or Withdrawn Demand Registration is made (A) because of a Material Adverse Effect, or (B) because the sole or lead managing underwriter advises that the amount of Registrable Securities to be sold in such offering be reduced pursuant to Section 2(e) by more than 15% of the Registrable Securities to be included in such Registration Statement, or (C) because of a postponement of such registration pursuant to Section 2(f), then such withdrawal shall not be treated as a Demand Registration effected pursuant to this Section 2(a) (and shall not be counted toward the number of Demand Registrations to which such Holders are entitled), and the Company shall pay all Registration Expenses in connection therewith. Any Holder requesting inclusion in a Demand Registration may, at any time prior to the Effective Date of the Demand Registration Statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

(b) Number of Demands. The Holders shall collectively have the right to two (2) Demand Registrations on Form S-1 or Form S-3, as applicable (or similar registration forms then in effect and available for use by the Company). Only one (1) Demand Registration may be requested in any consecutive twelve (12) month period.

(c) Registration Expenses. The Company will pay all Registration Expenses for two (2) Demand Registrations on Form S-1 or Form S-3, as applicable (or similar registration forms then in effect and available for use by the Company).

(d) Underwritten Offerings. Not withstanding anything to the contrary contained in Section 2(a), if, pursuant to Section 2(a), the Holders requesting the Demand Registration (the “Requesting Holders”) intend to distribute the Registrable Securities covered by such request by means of an underwriting, they shall so advise the Company as a part of its request made pursuant to Section 2(a) and such Requesting Holders may require that all Persons (including other Holders) participating in such registration sell their Registrable Securities to the underwriters at the same price and on the same terms of underwriting applicable to the Requesting Holders. The Requesting Holders shall select as the investment banker(s) and manager(s), subject to the reasonable consent of the Company, one or more nationally or regionally recognized investment banker(s) and manager(s). In any underwritten offering covering Registrable Securities, the Company and all Holders proposing to distribute their Registrable Securities through such underwriting shall enter into a customary underwriting agreement with such investment banker(s) and manager(s).

(e) Priority on Demand Registrations. If a Demand Registration involves an underwriting and the managing underwriter advises the Company that, in its view, the amount of

Registrable Securities, if any, requested to be included in such Demand Registration exceeds the number which can be sold in such offering within a price range acceptable to the Required Holders of the Registration (such advice to state the basis of such view and the approximate number of Registrable Securities which may be included in such offering), the Company shall include in such Demand Registration, to the extent of the number which the Company is so advised may be included in such offering without such effect, the Registrable Securities requested to be included in the Demand Registration by the Holders allocated, pro rata among the Holders based on the number of Registrable Securities held by each Holder (on an as converted, fully-diluted basis and without giving effect to any conversion or exercise limitations contained in any such convertible securities held by any such party). In the event the Company shall not, by virtue of this Section 2(e), include in any Demand Registration all of the Registrable Securities of any Holder requesting to be included in such Demand Registration, such Holder may, upon written notice to the Company given within five (5) days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such Demand Registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such Demand Registration.

(f) Delay in Filing. Notwithstanding the foregoing, the Company may delay in filing a registration statement in connection with a Demand Registration and may withhold efforts to cause the registration statement to become effective, if (A) such filing is during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (B) the Company furnishes to the Requesting Holders a certificate signed by an executive officer of the Company indicating that the Board of Directors has made a good faith determination that it would be seriously detrimental to the Company for the registration statement to be filed or the registration statement to become effective by the intended effective date or remain effective for as long as such registration statement otherwise would be required to remain effective, because such registration would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act; or (C) the Company has effected one registration pursuant to this Section 2 within the 12 month period immediately preceding the date of such request, provided however, that the Company many not invoke a delay pursuant to (B) above, for a period of more than sixty (60) days or more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during the time of the delay pursuant to (B)(ii) other than a registration under clause (i) or (ii) of the definition of Excluded Registration.

(g) Effective Demand Registration. A registration shall not constitute a Demand Registration (i) unless it has been declared effective by the SEC and remains continuously effective (A) in the case of an underwritten offering that is not a registration made pursuant to Rule 415, 120 days from the effective date (subject to extension as provided below), and (B) in the case of any registration made pursuant to Rule 415 under the Securities Act, until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller(s) thereof set forth in such Registration Statement or until the Registrable Securities of each Holder can be sold by such Holder without restriction or limitation pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act, including, without limitation, the requirement to be in compliance with Rule 144(c)(1) (each such period as applicable, the “Registration Period”), except that the Company will extend the time period under this Section 2(g)(i)(A) with respect to the length of time that the effectiveness of such registration statement must be maintained by the amount of time any Holder is required to discontinue disposition of such Registrable Securities pursuant to any other provision of this Agreement; provided, however, that such period of time shall not be extended beyond the date that Registrable Securities covered by such Demand Registration cease to be Registrable Securities and (ii) if after such Demand Registration has become effective and prior to all of the Registrable Securities registered in such Demand Registration being sold, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the holder requesting the Demand Registration and such interference is not eliminated within forty-five (45) days thereafter, or (iii) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure on the part of the Holders.

Section 3. Piggyback Registrations.

(a) Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act in connection with the public offering of such securities solely for cash, whether for its own account or for the account of another stockholder other than in an Excluded Registration, at any time other than pursuant to a Demand Registration and the registration form to be used may be used for the registration of the Registrable Securities (a “Piggyback Registration”), it will so notify in writing the Holders no later than the earlier to occur of (i) the tenth (10th) day following the Company’s receipt of notice of exercise of other demand registration rights, or (ii) forty-five (45) days prior to the anticipated filing date. Subject to the provisions of Section 3(c), the Company will include in the Piggyback Registration all Registrable Securities, on a pro rata basis based upon the total number of Registrable Securities, with respect to which the Company has received written requests for inclusion within twenty (20) days after the applicable holder’s receipt of the Company’s notice (such requesting Holder, a “Piggyback Holder”). Any Piggyback Holder may withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time before five (5) days prior to the effective date of the Piggyback Registration. In any Piggyback Registration, the Company, the Piggyback Holders and any Person who hereafter becomes entitled to register its securities in a registration initiated by the Company must sell their securities on the same terms and conditions. A registration of Registrable Securities pursuant to this Section 3 shall not be counted as a Demand Registration under Section 2. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3(a) before the effective date of such registration, whether or not the Holders have elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 6.

(b) Piggyback Expenses. The Company shall pay or reimburse to the Piggyback Holders all Registration Expenses of the Piggyback Holders in connection with any Piggyback Registration.

(c) Priority on Piggyback Registrations. If the managing underwriter gives the Company its advice that the total number or dollar amount of securities requested to be included in the registration exceeds the number or dollar amount of securities that can be sold, the Company will include the securities in the registration in the following order of priority: (i) first, all securities the Company proposes to sell; (ii) second, up to the full number or dollar amount of Registrable Securities requested to be included in the registration (allocated pro rata among the Holders requesting to be included in the registration, on the basis of the dollar amount or number of Registrable Securities requested to be included by such Holders, as the case may be); and (iii) third, any other securities (provided they are of the same class as the securities proposed to be sold by the Company) requested to be included, allocated among the holders of such securities in such proportions as the Company and those holders may agree.

(d) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Company will select as the investment banker(s) and manager(s) that will administer the offering a nationally or regionally recognized investment banker(s) and manager(s) with demonstrable industry-specific expertise and experience. The Company and the Piggyback Holders shall enter into a customary underwriting agreement with such investment banker(s) and manager(s).

Section 4. Holdback Agreements. Each Holder agrees, that if it has elected to include any of its Registrable Securities in a Demand Registration or Piggyback Registration that is an underwritten offering, at the request of the managing underwriter of such underwritten offering, to enter into a market-standoff agreement not to make any public sale or distribution of Registrable Securities (other than Registrable Securities included in such offering in accordance with the terms hereof), including a sale pursuant to Rule 144, during the seven (7) days prior to and ninety (90) days after the effective date of such underwritten Demand Registration or underwritten Piggyback Registration or such shorter period as to which the managing underwriter shall agree, subject to any exceptions that may be agreed upon at the time of such offering; provided, however, that all officers and directors of the Company, all holders of at least five percent (5%) (on a fully diluted basis) of the Company’s equity securities (other than securities purchased from the Company at any time after the date of this Agreement in a registered public offering) of which the Company is aware at the time of such request and all other persons with registration rights (whether or not pursuant to this Agreement) are bound by and have entered into a similar agreement and the restrictions on transfer have not been waived in whole or in part with respect to any such officers, directors, holders or persons.

Section 5. Registration Procedures.

(a) Obligations of the Company. Whenever the Holders request the registration of any Registrable Securities pursuant to this Agreement, the Company shall use its commercially reasonable efforts to register and to permit the sale of the Registrable Securities in accordance with the intended method of disposition. To carry out this obligation, the Company shall as expeditiously as practicable:

(1) prepare and file with the SEC a Registration Statement on the appropriate form and use commercially reasonable efforts to cause the Registration Statement to become effective. The Company shall promptly furnish to the counsel of the Holders copies of all documents proposed to be filed for that counsel’s review and approval, which approval shall not be unreasonably withheld or delayed;

(2) promptly notify the Holders of any stop order threatened or issued by the SEC and the resolution thereof and take all actions reasonably required to prevent the entry of a stop order or if entered to have it rescinded or otherwise removed;

(3) prepare and file with the SEC such amendments and supplements to the Registration Statement and the corresponding prospectus necessary to keep the Registration Statement continuously effective during the applicable Registration Period;

(4) furnish to each Holder whose Registrable Securities are included in any Registration Statement, without charge, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by a Holder, all exhibits and each preliminary prospectus (unless such Registration Statement and amendments thereto are available on EDGAR), (ii) upon the effectiveness of any Registration Statement, one (1) copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (unless such Registration Statement and such amendments and supplements are available on EDGAR) and (iii) such other documents, including copies of any of the foregoing (regardless of whether such documents are available on EDGAR) or any preliminary or final prospectus, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(5) notify each Holder in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to each Holder. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any such event, such Holder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Holder’s receipt of copies of the supplemented or amended prospectus as contemplated hereby. The Company shall also promptly notify each Holder in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to each Holder by facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate. By 9:30 a.m. New York City time on the date following the date any post-effective amendment has become effective, the Company shall file with the SEC in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement;

(6) use its commercially reasonable efforts to register or qualify the Registrable Securities under securities or blue sky laws of jurisdictions in the United States of America as any seller reasonably requests and do any and all other reasonable acts and things that may be necessary or advisable to enable the seller to consummate the disposition of the seller’s Registrable Securities in such jurisdiction; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process;

(7) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(8) provide an institutional transfer agent and registrar and a CUSIP number for all Registrable Securities on or before the effective date of the registration statement;

(9) enter into such customary agreements (including an underwriting agreement in customary form) and take all other actions in connection with those agreements as the holders of the Registrable Securities being registered or the underwriters, if any, reasonably request to expedite or facilitate the disposition of the Registrable Securities;

(10) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to the registration statement, and any attorney, accountant, or other agent of any seller or underwriter, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors and employees to supply all information requested by any seller, underwriter, attorney, accountant, or other agent in connection with the registration statement; provided that an appropriate customary confidentiality agreement is executed by any such seller, underwriter, attorney, accountant or other agent;

(11) take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby; and

(12) hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Holder and allow such Holder, at the Holder’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(b) Seller Information. In the event of any registration by the Company, from time to time, the Company shall require each seller of Registrable Securities to furnish to the Company information regarding such seller and the distribution of the securities subject to the registration, and such seller shall furnish all such information reasonably requested by the Company in writing. The provision of such information shall be a condition precedent to the obligations of the Company under Sections 2, 3 and 5 hereof.

Section 6. Registration Expenses. All Registration Expenses incident to the Company’s performance of or compliance with this Agreement shall be paid as provided in this Agreement. The term “Registration Expenses” includes without limitation all registration filing fees, reasonable professional fees and other reasonable expenses other than Selling Expenses of the Company’s compliance with federal, state and other securities laws (including fees and disbursements of counsel for the underwriters in connection with state or other securities law qualifications and registrations), printing expenses, messenger, telephone and delivery expenses; reasonable fees and disbursements of counsel for the Company and reasonable fees and disbursements for one counsel for the Holders designated by the Required Holders of the Registration (“Selling Holder Counsel”); reasonable fees and disbursement of all independent certified public accountants (including the expenses of any audit or “comfort” letters required by or incident to performance of the obligations contemplated by this Agreement); reasonable fees and expenses of the underwriters (excluding discounts and commissions); fees and expenses of any special experts retained by the Company at the request of the managing underwriters in connection with the registration; and applicable stock exchange and FINRA registration and filing fees. In any case where Registration Expenses are not to be borne by the Company, the term “Registration Expenses” shall not include the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, all of which shall be paid by the Company, nor does it include underwriting fees or commissions or transfer taxes, all of which shall be paid by each of the sellers of Registrable Securities with respect to the Registrable Securities sold by such seller.

Section 7. No Injunction. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

Section 8. Participation in Underwritten Registration. No Person may participate in any underwritten registration without (a) agreeing to sell securities on the basis provided in underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements (the Requesting Holders in a Demand Registration pursuant to Section 2(d) and the Company in a piggyback registration pursuant to Section 3(c)) and (b) completing and executing all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required by the underwriting arrangements. The Company hereby agrees with each Holder that, in connection with any underwritten offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters.

Section 9. Termination. This Agreement shall terminate at the earlier of (i) the last day of the Public Reporting Company Period or (ii) with respect to a Holder if such Holder may sell all of its Registrable Securities without restriction or limitation pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act, including, without limitation, the requirement to be in compliance with Rule 144(c)(1).

Section 10. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall, during the Public Company Period:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to the Holders, so long as such Holders own any Registrable Securities, forthwith upon request by any Holder (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing the Holders of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

Section 11. Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Holder, the directors, officers, partners, members, employees, agents, representatives of, and each Person, if any, who controls any Holder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading (the matters in the foregoing clauses (i) and (ii) being, collectively, “Violations”). Subject to Section 11(c), the Company shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 11(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, preliminary prospectus or final prospectus or any such amendment thereof or supplement thereto; and (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Holders pursuant to Section 13(b).

(b) In connection with any Registration Statement in which a Holder is participating, each such Holder agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 11(a), the Company, each of its directors, each of its officers who signs the Registration Statement and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in connection with such Registration Statement; and, subject to Section 11(c), such Holder shall reimburse the Indemnified Party any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 11(b) and the agreement with respect to contribution contained in Section 12 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Holder, which consent shall not be unreasonably withheld or delayed; provided, further, however, that the Holder shall be liable under this Section 11(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Holders pursuant to Section 13(b).

(c) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 11 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 11, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for all such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the Indemnified Person or Indemnified Party, as the case may be, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Holders holding at least a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates. The Indemnified Party or Indemnified Person shall reasonably cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such Claim or litigation and such settlement shall not include any admission as to fault on the part of the Indemnified Party. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 11, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

(d) The indemnification required by this Section 11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

Section 12. Contribution.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 11 to the fullest extent permitted by law; provided, however, that: (i) no Person involved in the sale of Registrable Securities which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

Section 13. Miscellaneous.

(a) Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Registrable Securities; (ii) any and all shares of voting common units or other equity interests of the Company into which the Registrable Securities and/or the Common Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company; and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Registrable Securities and/or the Common Shares and shall be appropriately adjusted for any dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall use its best efforts to cause any successor or assign (whether by sale, merger or otherwise) to enter into a new registration rights agreement with the Holders on terms substantially the same as this Agreement as a condition of any such transaction.

(b) Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by the Holders to a transferee of Registrable Securities; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(c) Amendment. This Agreement may be amended or modified only by a written agreement executed by the Company and Holders of a majority of the Registrable Securities.

(d) Captions. The captions of the sections and subsections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

(e) Cooperation. The parties agree that after execution of this Agreement they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments and take such other action as any other party may reasonably require to carry out effectively the intent of this Agreement.

(f) Counterparts; Facsimile Execution. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

(g) Entire Agreement. Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in the Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein or therein and that this Agreement supersede all prior agreements and understandings between the parties with respect thereto. There are no promises, covenants or undertakings other than those expressly set forth or provided for in this Agreement.

(h) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(i) No Inconsistent Agreements. The Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company other than the rights contained herein.

(j) Notices. All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and properly addressed to the addresses of the parties set forth on the signature page hereto or to such other address(es) as the respective parties hereto shall from time to time designate to the other(s) in writing. All notices shall be effective upon receipt.

(k) Specific Performance. Each of the parties agrees that damages for a breach of or default under this Agreement would be inadequate and that in addition to all other remedies available at law or in equity that the parties and their successors and assigns shall be entitled to specific performance or injunctive relief, or both, in the event of a breach or a threatened breach of this Agreement.

(l) Validity of Provisions. Should any part of this Agreement for any reason be declared by any court of competent jurisdiction to be invalid, that decision shall not affect the validity of the remaining portion, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, however, that this Agreement shall be interpreted to carry out to the greatest extent possible the intent of the Parties and to provide to each Party substantially the same benefits as such Party would have received under this Agreement if such invalid part of this Agreement had been enforceable. Whenever the words “include” or “including” are used in the Agreement, they shall be deemed to be followed by the words “without limitation.”

(m) Independent Nature of Holders’ Obligations. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no provision of this Agreement is intended to confer any obligations on any Holder vis-à-vis any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GSI GROUP INC.

By:	/s/ Michael E. Katzenstein
Michael E. Katzenstein
Chief Restructuring Officer

Address for Notice:
125 Middlesex Turnpike
Bedford, MA 01730
Attn: Michael E. Katzenstein

[Signature Page to Registration Rights Agreement]

LIBERTY HARBOR MASTER FUND I, LP

By:	/s/ Gregg J. Felton
	Name:	Gregg J. Felton
	Title:	President

Liberty Harbor Master Fund I, L.P. c/o Liberty Harbor, LLC
32 Old Slip New York, NY 10005

[Signature Page to Registration Rights Agreement]

HIGHBRIDGE INTERNATIONAL LLC

By:	/s/ Mark J. Vanacore
	Name:	Mark J. Vanacore
	Title:	Managing Director

Highbridge International LLC c/o Highbridge Capital Management, LLC
9 West 57 Street, 27th Floor
New York, New York 10019

[Signature Page to Registration Rights Agreement]

TENNENBAUM OPPORTUNITIES V, LP

By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Partner, Tennenbaum Capital Partners, as its Investment Manager

Tennenbaum Opportunities Partners V, LP c/o Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405

[Signature Page to Registration Rights Agreement]

SPECIAL VALUE CONTINUATION PARTNERS, LP

By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Partner, Tennenbaum Capital Partners, as its Investment Manager

Special Value Continuation Partners, L.P. c/o Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000 Santa Monica, CA 90405

[Signature Page to Registration Rights Agreement]

SPECIAL VALUE EXPANSION FUND, LLC

By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Partner, Tennenbaum Capital Partners, as its Investment Manager

Special Value Expansion Fund, LLC c/o Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000 Santa Monica, CA 90405

[Signature Page to Registration Rights Agreement]

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By:	/s/ Howard Levkowitz
	Name:	Howard Levkowitz
	Title:	Managing Partner, Tennenbaum Capital Partners, as its Investment Manager

Special Value Opportunities Fund, LLC c/o Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, CA 90405

[Signature Page to Registration Rights Agreement]

TINICUM CAPITAL PARTNERS II, LP

By:	/s/ Stephanie Chen
	Name:	Stephanie Chen
	Title:	Member

Tinicum Capital Partners II, LP c/o Tinicum Inc. One Maritime Plaza, Suite 1650 San Francisco, CA 94111

[Signature Page to Registration Rights Agreement]

HALE CAPITAL PARTNERS, LP

By:	/s/ Martin Hale
	Name:	Martin Hale
	Title:	Chief Executive Officer

Hale Capital Partners, LP
570 Lexington Ave, 49th Floor New York, New York 10022

[Signature Page to Registration Rights Agreement]

Schedule A

Common Shareholders

Liberty Harbor Master Fund I, L.P.

Highbridge International LLC

Tennenbaum Opportunities Partners V, LP

Special Value Continuation Partners, L.P.

Special Value Expansion Fund, LLC

Special Value Opportunities Fund, LLC

Tinicum Capital Partners II, LP

Hale Capital Partners, LP